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Exhibit 5.1

    [KMZ LETTERHEAD]

OPINION OF KATTEN MUCHIN ZAVIS

July 2, 2001

ebix.com, Inc.
1900 E. Golf Road
Schaumburg, Illinois 60173

Re:  ebix.com, Inc.—Registration on Form S-3

Dear Ladies and Gentlemen:

    We have acted as counsel for ebix.com, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing of a registration statement on Form S-3, with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to the offering by the selling stockholders of up to 6,955,450 shares of the common stock of the Company, $0.10 par value per share (the "Common Stock"). Of such 6,955,450 shares, 6,944,000 shares are issued and outstanding as of the date hereof (the "Issued Shares") and 11,450 shares (the "Warrant Shares") are issuable upon the exercise of outstanding warrants (the "Warrants"). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

    In connection with this opinion, we have relied upon certificates of public officials and others and a certificate of an officer of the Company. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such instruments, documents and records as we have deemed relevant and necessary to examine for the purpose of this opinion, including (a) the Registration Statement, (b) the Company's Certificate of Incorporation, as amended, (c) the Company's By-laws, as amended, (d) the Warrants and (e) records of proceedings and actions of the Board of Directors of the Company relating to the issuance of the Issued Shares.

    In connection with this opinion, we have assumed the legal capacity of all natural persons, the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the authenticity of the documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduced copies.

    Based upon and subject to the foregoing, it is our opinion that (1) the Issued Shares have been validly issued and are fully paid and non-assessable, and (2) when certificates representing the Warrant Shares have been manually signed by an authorized officer of the transfer agent and registrar for the Common Stock or the Warrant Shares have been registered and issued electronically through The Depository Trust Company, and such Warrant Shares are delivered to, and the Shares are paid for by, the applicable selling stockholders, the Warrant Shares will be validly issued, fully paid and non-assessable.

    Our opinion expressed above is limited to the General Corporation Law of the State of Delaware, the applicable provisions of the Delaware constitution and the reported judicial decisions interpreting such laws, and we do not express any opinion concerning any other laws. This opinion is given as of the date hereof and we assume no obligation to advise you of changes that may hereafter be brought to our attention.

    We hereby consent to use of our name under the heading "Legal Matters" in the Prospectus forming a part of the Registration Statement and to use of this opinion for filing as Exhibit 5 to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the related rules and reglations thereunder.

Very truly yours,
/s/ KATTEN MUCHIN ZAVIS
KATTEN MUCHIN ZAVIS

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  Exhibit 5.1